Exhibit 99

FOR IMMEDIATE RELEASE                    Ref: 15-09

Contact:	Tabitha Zane

Vice President, Investor Relations

919-431-1529

Highwoods Properties Announces Personnel Changes
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Mike Harris to Retire
Ted Klinck Named Chief Operating and Investment Officer
David Doubman Named Vice President, Operations and Analysis
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Raleigh, NC - April 22, 2015 - Highwoods Properties, Inc. (NYSE:HIW) today announced that Mike Harris, 65, will retire as Chief Operating Officer on August 31, 2015. Upon Mike’s retirement, Ted Klinck, 49, will become Chief Operating and Investment Officer. The Company also announced that David Doubman, 36, has been promoted to Vice President, Operations and Analysis.

Ed Fritsch, President and CEO of Highwoods, stated, “Mike Harris has been a terrific business partner, leader and inspiration to our team. He joined Highwoods in 1996 as senior vice president when our Company acquired Crocker Realty Trust, a NYSE-listed company. Mike played an important role in the deployment of our Strategic Plan, and his impactful contributions have helped us meaningfully grow our Company. It has been an honor to have worked alongside Mike for almost two decades and the entire Highwoods family applauds him as he finishes his long and distinguished real estate career, which will always be held in the highest regard.

“We are fortunate to have strong leadership across our divisions, led by a group of long-tenured, highly-experienced real estate professionals. Our culture places high emphasis on collaboration and collegiality and with our division heads having, on average, 28 years of commercial real estate experience, we have a tremendous amount of breadth and depth of talent across our system.

“Ted Klinck has been a great addition to our senior leadership team. He joined us in 2012 as Chief Investment Officer and knows our Company well. Ted routinely interacts with our field personnel and therefore working more closely with our division heads on lease transactions and operations will be a natural extension. Ted will also continue to lead our investment group, a capable and highly experienced team with strong expertise in sourcing, underwriting, engineering, due diligence and asset integration.”

The Company noted that Klinck will be heavily supported by its operations and development teams. The Company’s operations team is led by Mike Starchville, Vice President of Asset Management, and David Doubman, who has been promoted to Vice President, Operations and Analysis. Starchville, 54, an experienced mechanical engineer and seasoned operations expert who joined Highwoods in 2008, has implemented and oversees a broad range of operational best practices and engineering/mechanical enhancements across our portfolio. Doubman, who joined Highwoods in 2010, is also a mechanical engineer. He leads our operations analytical team, focusing on revenue and NOI growth and forecasting. The Company’s development team is led by Randy Roberson, Vice President of Development. Roberson, 56, a veteran civil engineer who joined Highwoods in 1995, oversees the Company’s current and prospective development pipeline.

About Highwoods Properties
Highwoods Properties, headquartered in Raleigh, North Carolina, is a publicly traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is a fully-integrated office REIT that owns, develops, acquires, leases and manages properties primarily in the best business districts (BBDs) of Atlanta, Greensboro, Kansas City, Memphis, Nashville, Orlando, Pittsburgh, Raleigh, Richmond and Tampa. For more information about Highwoods Properties, please visit our website at www.highwoods.com.

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